Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: Solaris Power Cells, Inc.

2. The Articles have been amended as follows: (provide article numbers, if available)

Article Third of the Articles of Incorporation have been amended in its entirety to read as provided on Exhibit A, attached hereto.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the articles of incorporation* have voted in favor of this amendment is 51%.

4. Effective date and time of filing: (optional)

5. Signature: (required)

/s/ Neil Kleinman
Signature of Officer

EXHIBIT A

to

Certificate of Amendment to Articles of Incorporation of

SOLARIS POWER CELLS, INC.

Article Third has been amended to read, in its entirety, as follows:

The Corporation is authorized to issue two classes of stock, the first designated as Common Stock, and the other designated as Preferred Stock. The total number of shares of Common Stock which the Corporation is authorized to issue is five billion (5,000,000,000) shares with a $0.001 par value, from time-to-time, in one or more series, the number of shares, the designation, and the rights, preferences, privileges and restrictions of which, within any limits and restrictions herein stated, shall be fixed and determined, for any wholly unissued series of capital stock authorized herein, by the Board of Directors. The Board of Directors, within the limits and restrictions stated herein and in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting the decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of that series. In all matters that may become before the Corporation’s shareholders, each share of Common Stock shall entitle its holder to one vote.

The total number of shares of Preferred Stock which the Corporation is authorized to issue is eleven million (11,000,000) shares with a $0.001 par value. The Board of Directors is expressly authorized, without the need for shareholder approval, to provide for the issuance of all or any shares of Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the NRS, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.